EXHIBIT 99.1

[GRAPHIC]

                                January 29, 2007

                                      FROM:    Anaren, Inc.
                                               6635 Kirkville Road
                                               East Syracuse, NY  13057

                                      CONTACT: Joseph E. Porcello, VP of Finance
                                               315-362-0514

                       ANAREN REPORTS 2nd QUARTER RESULTS

      Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today reported net sales for the fiscal 2008 second quarter ended December 31, 2007 of $32.4 million, up 6.7% from the second quarter of last year.

      Net income for the second quarter of fiscal 2008 was $2.6 million, or $0.17 per diluted share, down from $3.8 million, or $0.21 per diluted share for the second quarter of last year. Net income for the quarter included $0.05 per diluted share in stock based compensation expense. Excluding stock based compensation expense, net income for the second quarter of fiscal 2008 was $3.2 million, or $0.22 per diluted share compared to $4.4 million, or $0.24 per share for the second quarter of fiscal 2007. Included in Cost of Goods Sold for the quarter was a $250,000 charge to establish a reserve for anticipated warranty repairs of a custom assembly product in the Wireless Group.

      The effective tax rate for the second quarter of fiscal 2008 was 28.4% compared to 23.6% for the second quarter of fiscal 2007. The Company's tax expense for the quarter included the impact of reducing previously recognized tax benefits of certain state net operating loss carryforwards as the Company reassessed the likelihood of realizing those benefits. The tax rate for the remainder of fiscal 2008 is expected to be approximately 26%.

      Operating income for the second quarter of fiscal 2008 was $3.0 million, or 9.2% of net sales, down from $4.0 million, or 13.2% of net sales for the second quarter of last year. Operating income for the second quarter of fiscal 2008 included $942,000 of stock based compensation expense compared to $854,000 of stock based compensation expense for the second quarter of fiscal 2007. Excluding stock based compensation expense, operating income for the second quarter of fiscal 2008 was $3.9 million, or 12.1% of net sales compared to $4.9 million, or 16.1% of net sales for the second quarter of fiscal 2007.

      The company incurred a lease charge reported in General and Administrative Expenses in the second quarter in the amount of $204,000 related to future lease cost in excess of the expected rental income generated from the Company's Frimley, U.K. facility.

      Lawrence A. Sala, Anaren's President and CEO said, "The growth in net sales for the quarter was driven by the Space & Defense Group. Sales for the group have grown as a result of the increasing order backlog for the group over the last several quarters." Mr. Sala added, "Despite the charges associated with the warranty repairs and Frimley, U.K. facility lease, operating margins improved from the first quarter as a result of improved yields and a decline in professional expenses."

      For the six months ended December 31, 2007, net sales were $64.5 million, up 6.5% from the first six months of fiscal 2007. Operating income for the first six months of fiscal 2008 was $5.8 million, or 9.0% of net sales, down $2.4 million from the first six months of last year. Operating income for the first six months of fiscal 2008 included $1.8 million in stock based compensation expense. Operating income before stock based compensation expense for the first six months of fiscal 2008 was 11.8% of net sales compared to operating income before stock based compensation expense for the first half of fiscal 2007 of 16.2%. Net income for the first six months of fiscal 2008 was $5.3 million, or $0.34 per diluted share, including $1.4 million (net of tax benefit), or $0.08 per diluted share in stock based compensation expense. This compares to net income for the first six months of fiscal 2007 of $7.5 million, or $0.42 per diluted share, which included $1.3 million (net of tax benefit), or $0.07 per diluted share in stock based compensation expense.

Balance Sheet

      During the second quarter, the Company generated $5.9 million in operating cash flow and used $15.2 million to repurchase 969,000 shares of its common stock. Expenditures for capital additions in the second quarter were $2.8 million driven primarily by the expansion and renovation of the Company's East Syracuse, New York manufacturing facility. Funds needed for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company's investments. Cash, cash equivalents and marketable debt securities at December 31, 2007 were $47.7 million.

Wireless Group

      Wireless Group net sales for the quarter were $17.9 million, up 5.1% from the second quarter of fiscal 2007. Wireless Group net sales declined as projected from the first quarter of fiscal 2008 largely due to a decline in demand for custom assembly products from one customer. Sales of consumer component products were $743,000 for the quarter, down 59% from the second quarter of last year due to a significant decline in demand from our largest consumer component customer. Product development and qualification continued on several new custom assembly opportunities and the group captured consumer component design wins for a satellite television set top receiver and a cellular telephone application.

      Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia and Richardson Electronics, Ltd.

Space & Defense Group

      Space & Defense Group net sales for the quarter were $14.5 million, up 8.9% from the second quarter of fiscal 2007. New orders for the quarter totaled $10.2 million and included contracts for passive ranging and radar subsystems. Product development activity for the group remains focused on advanced radar and jammer subsystems.

      Customers that generated greater than 10% of Space & Defense net sales for the quarter were Raytheon, Northrop Grumman, and Lockheed Martin.

      Space & Defense backlog at December 31, 2007 was $60 million.

Non-GAAP Measurements

      Non-GAAP results reported in this release, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

      For the third quarter of fiscal 2008, we expect a slight decline in sales for the Space & Defense segment and comparable demand for wireless infrastructure and consumer component products. As a result, we expect net sales to be in the range of $29.5 - $32.5 million for the third quarter of fiscal 2008. With an anticipated tax rate of approximately 26% and expected stock based compensation expense of approximately $0.05 per diluted share, we expect net earnings per diluted share to be in the range of $0.14-$0.18 for the third quarter.

Forward-Looking Statements

      The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

      These known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2007 Annual Report, Anaren's Form 10-K for the fiscal year ended June 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

      Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Tuesday, January 29 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning January 29, 2008 through midnight February 2, 2008. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 9923604. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-723-9521 and International is 1-719-325-4830.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

                                  Anaren, Inc.
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                            Three Months Ended               Six Months Ended
                                      -----------------------------   -----------------------------
                                      Dec. 31, 2007   Dec. 31, 2006   Dec. 31, 2007   Dec. 31, 2006
                                      -------------   -------------   -------------   -------------
Sales                                  $32,367,982     $30,322,785     $64,458,174     $60,525,895
Cost of sales                           21,967,487      19,425,005      43,538,693      38,788,783
                                       -----------     -----------     -----------     -----------
Gross profit                            10,400,495      10,897,780      20,919,481      21,737,112
                                       -----------     -----------     -----------     -----------
                                              32.1%           35.9%           32.5%           35.9%
Operating expenses:
  Marketing                              1,775,816       1,928,858       3,533,183       3,741,564
  Research and development               2,286,673       2,192,823       4,889,991       4,331,008
  General and administrative             3,159,606       2,760,742       6,521,850       5,528,968
  Lease charge                             203,656              --         203,656              --
                                       -----------     -----------     -----------     -----------
    Total operating expenses             7,425,751       6,882,423      15,148,680      13,601,540
                                       -----------     -----------     -----------     -----------
Operating income                         2,974,744       4,015,357       5,770,801       8,135,572
                                       -----------     -----------     -----------     -----------
                                               9.2%           13.2%            9.0%           13.4%
Other income (expense):
  Other income, primarily interest         598,366         917,080       1,348,409       1,813,686
  Interest expense                          (9,796)         (6,143)        (46,432)        (12,286)
                                       -----------     -----------     -----------     -----------
    Total other income (expense)           588,570         910,937       1,301,977       1,801,400
                                       -----------     -----------     -----------     -----------
Income before income taxes               3,563,314       4,926,294       7,072,778       9,936,972
Income taxes                             1,012,000       1,165,000       1,816,000       2,415,000
                                       -----------     -----------     -----------     -----------
    Net income                         $ 2,551,314     $ 3,761,294     $ 5,256,778     $ 7,521,972
                                       ===========     ===========     ===========     ===========
                                               7.9%           12.4%            8.2%           12.4%
Basic earnings per share               $      0.17     $      0.21     $      0.34     $      0.43
                                       ===========     ===========     ===========     ===========
Diluted earnings per share             $      0.17     $      0.21     $      0.34     $      0.42
                                       ===========     ===========     ===========     ===========
Shares used in computing net income
  Per share:

    Basic                               14,714,479      17,622,700      15,378,406      17,557,429
                                       ===========     ===========     ===========     ===========
    Diluted                             14,993,433      18,088,109      15,679,369      18,032,032
                                       ===========     ===========     ===========     ===========

                                  Anaren, Inc.
                      Consolidated Condensed Balance Sheet

                                                  Dec. 31, 2007   June 30, 2007
                                                  -------------   -------------
                                                   (Unaudited)
Assets:
Cash, cash equivalents and short-term
  investments                                     $  30,976,235   $  43,014,064
Accounts receivable, net                             20,702,128      19,768,701
Other receivables                                     2,161,776       1,606,093
Inventories                                          27,275,055      24,331,597
Other current assets                                  2,904,866       3,067,019
                                                  -------------   -------------
    Total current assets                             84,020,060      91,787,474
Net property, plant and equipment                    39,971,893      37,091,786
Securities available for sale                                --              --
Securities held to maturity                          16,742,135      31,540,247
Goodwill                                             30,715,861      30,715,861
Other intangibles                                            --              --
Other assets                                             26,668          68,947
                                                  -------------   -------------
Total assets                                      $ 171,476,617   $ 191,204,315
                                                  =============   =============

Liabilities and stockholders' equity
Liabilities:
Accounts payable                                  $  10,338,255   $  11,717,120
Accrued expenses                                      2,316,977       3,907,652
Customer advance payments                             2,592,211       1,318,812
Other liabilities                                     2,388,466       1,985,856
                                                  -------------   -------------
    Total current liabilities                        17,635,909      18,929,440
Other non-current liabilities                         6,441,684       5,480,727
                                                  -------------   -------------
    Total liabilities                                24,077,593      24,410,167
Stockholders' equity:
Retained earnings                                    90,563,591      85,306,813
Common stock and additional paid-in capital         190,621,992     188,149,232
Accumulated comprehensive loss                         (618,024)       (984,640)
    Less cost of treasury stock                    (133,168,535)   (105,677,257)
                                                  -------------   -------------
    Total stockholders'equity                       147,399,024     166,794,148
                                                  -------------   -------------
Total liabilities and stockholders' equity        $ 171,476,617   $ 191,204,315
                                                  =============   =============

                                  Anaren, Inc.
 Reconciliation of GAAP and Proforma Gross Profit, Operating Income, Net Income
                             and Earnings Per Share

                                            Three Months Ended               Six Months Ended
                                      -----------------------------   -----------------------------
                                      Dec. 31, 2007   Dec. 31, 2006   Dec. 31, 2007   Dec. 31, 2006
                                      -------------   -------------   -------------   -------------
Net sales                              $32,367,982     $30,322,785     $64,458,174     $60,525,895
                                       ===========     ===========     ===========     ===========
GAAP gross profit                       10,400,495      10,897,780      20,919,481      21,737,112
    % of sales                                32.1%           35.9%           32.5%           35.9%
                                       ===========     ===========     ===========     ===========
  Stock based compensation expense         217,667         242,647         432,573         509,886
                                       -----------     -----------     -----------     -----------
    Proforma gross profit              $10,618,162     $11,140,427     $21,352,054     $22,246,998
                                       ===========     ===========     ===========     ===========
    % of sales                                32.8%           36.7%           33.1%           36.8%
                                       ===========     ===========     ===========     ===========
GAAP operating income                  $ 2,974,744     $ 4,015,357     $ 5,770,801     $ 8,135,572
    % of sales                                 9.2%           13.2%            9.0%           13.4%
                                       ===========     ===========     ===========     ===========
  Stock based compensation expense         942,124         853,883       1,838,262       1,681,691
                                       -----------     -----------     -----------     -----------
    Proforma operating income          $ 3,916,868     $ 4,869,240     $ 7,609,063     $ 9,817,263
                                       ===========     ===========     ===========     ===========
    % of sales                                12.1%           16.1%           11.8%           16.2%
                                       ===========     ===========     ===========     ===========
GAAP net income                        $ 2,551,314     $ 3,761,294     $ 5,256,778     $ 7,521,972
    % of sales                                 7.9%           12.4%            8.2%           12.4%
                                       ===========     ===========     ===========     ===========
  Stock based compensation expense,
    net of tax                             692,124         668,643       1,365,262       1,347,451
                                       -----------     -----------     -----------     -----------
    Proforma net income                $ 3,243,438     $ 4,429,937     $ 6,622,040     $ 8,869,423
                                       ===========     ===========     ===========     ===========
    % of sales                                10.0%           14.6%           10.3%           14.7%
                                       ===========     ===========     ===========     ===========
Diluted earnings per share:
  GAAP net income                      $      0.17     $      0.21     $      0.34     $      0.42
  Stock based compensation expense,
    net of tax                                0.05            0.03            0.08            0.07
                                       -----------     -----------     -----------     -----------
  Proforma net income per share        $      0.22     $      0.24     $      0.42     $      0.49
                                       ===========     ===========     ===========     ===========
Shares used in computing net income
  per share:
    Diluted                             14,993,433      18,088,109      15,679,369      18,032,032
                                       ===========     ===========     ===========     ===========

                                  Anaren, Inc.
                 Consolidated Condensed Statements of Cash Flow
                                   (Unaudited)

                                                    Three Months     Six Months
                                                       Ended           Ended
                                                   -------------   -------------
                                                   Dec. 31, 2007   Dec. 31, 2007
                                                   -------------   -------------
Cash flows from operating activities:
    Net income                                     $  2,551,314    $  5,256,778
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization of plant and
      equipment                                       1,815,428       3,378,113
    Amortization                                        143,942         333,150
    Provision for receivables allowances                (26,866)        (23,955)
    Deferred income taxes                              (686,000)       (616,000)
    Stock based compensation                            942,124       1,838,262
    Receivables                                        (112,521)       (834,472)
    Inventories                                      (1,487,609)     (2,747,012)
    Accounts payable                                    592,458        (534,062)
    Other assets and liabilities                      2,131,242       1,304,540
                                                   ------------    ------------
    Net cash provided by operating activities         5,863,512       7,355,342
                                                   ------------    ------------
Cash flows from investing activities:
    Capital expenditures                             (2,834,183)     (7,108,022)
    Net maturities of marketable debt and equity
      securities                                     11,324,188      25,437,490
                                                   ------------    ------------
    Net cash provided by investing activities         8,490,005      18,329,468
                                                   ------------    ------------
Cash flows from financing activities:
    Stock options exercised                             252,474         538,941
    Tax benefit from exercise of stock options           82,459         106,110
    Purchase of treasury stock                      (15,203,922)    (27,491,278)
                                                   ------------    ------------
    Net cash used in financing activities           (14,868,989     (26,846,227)
                                                   ------------    ------------
    Effect of exchange rates                            (54,546)         58,616
                                                   ------------    ------------
    Net decrease in cash and cash equivalents          (570,018)     (1,102,801)
Cash and cash equivalents at beginning of period      7,379,493       7,912,276
                                                   ------------    ------------
Cash and cash equivalents at end of period         $  6,809,475    $  6,809,475
                                                   ============    ============